Exhibit 99.B(i)(1)

Execution Version

INVESTMENT ACCOUNTING AND ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of June 19, 2018 with an effective date as of January 1, 2019, by and among STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”), THE LINCOLN NATIONAL LIFE INSURANCE COMPANY, an Indiana insurance company, and LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK, a New York insurance company (each a “Company”), with respect to each managed (each, a “Managed Separate Account”) and non-managed separate account listed on Schedule A hereto, as it may be amended from time to time (each, an “Account”).

WITNESSETH:

WHEREAS, Company desires to contract with State Street to perform certain investment accounting and recordkeeping functions, as well as certain administration services, for the investment securities, other non-cash investment properties, and monies (the “Assets”) in each Account; and

WHEREAS, State Street is willing to accept such engagement on the terms and conditions hereinafter set forth.

NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

SECTION 1                               ENGAGEMENT OF SERVICE PROVIDER. Company hereby engages State Street as its service provider to perform certain investment accounting and recordkeeping functions, as well as certain administration services, for the Accounts and to value the Assets, as set forth more fully on Exhibit A and Exhibit B.

SECTION 2                               DUTIES AND RESPONSIBILITIES OF THE PARTIES.

SECTION 2.1                     DELIVERY OF INFORMATION. Company will provide, or will cause a third party to provide, to State Street all historic records and other data needed by State Street to perform its duties and responsibilities as a condition to State Street’s performance hereunder.

SECTION 2.2                     ACCOUNTS AND RECORDS. Company acknowledges that it is responsible for maintaining official accounts and records required by any laws applicable to such entity and that State Street is not responsible for Company’s compliance with such laws. State Street will prepare and maintain, under the direction of and as interpreted by Company, or at Company’s Proper Instruction, Company’s accountants and/or other advisors, such accounts and records needed to perform the accounting and recordkeeping functions set forth on Exhibit A hereto and as otherwise agreed upon by the parties. Company will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete such accounts and records when such information is not readily available from generally accepted securities industry services or publications. State Street will preserve and retain the accounts and records during the term of this Agreement in accordance with the longer of State Street’s applicable record retention policies, which State Street may modify in its discretion from time to time, or state insurance law as applicable to Company. Except as otherwise indicated in the following paragraph, upon expiration of the record retention period specified in State Street’s policy, State Street may destroy Company’s records unless otherwise agreed in writing by the parties.

Notwithstanding the foregoing paragraph, in compliance with the requirements of Rule 31 a-3 under the Investment Company Act of 1940 and as applicable to the Company’s registered separate accounts, State Street agrees that all records which it maintains for the Company’s registered separate accounts shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 6. State Street further agrees that all records that it maintains for the Company’s registered separate accounts pursuant to Rule 3 1a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of State Street. In the event that State Street is requested or authorized by the Company, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Company by state or federal regulatory agencies, to produce the records of the Company or State Street’s personnel as witnesses or deponents, the Company agrees to pay State Street for State Street’s time and expenses, as well as the fees and expenses of State Street’s counsel incurred in such production.

SECTION 2.3                     ACCOUNTS AND RECORDS PROPERTY OF COMPANY. State Street acknowledges that all of the accounts and records maintained by State Street pursuant to this Agreement are the property of Company and will be made available to Company for inspection or reproduction within a reasonable period of time, upon demand. Upon receipt from Company of the necessary information or Proper Instructions, State Street will supply information from the books and records it maintains for any Accounts that Company may reasonably request for tax returns, questionnaires, periodic reports to regulators and such other reports and information requests as Company and State Street may agree upon from time to time.

SECTION 2.4                     ADOPTION OF PROCEDURES. State Street and Company may from time to time adopt such procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by Company, Company’s accountants or other advisors conflicts with or violates in any material manner impacting the performance of its obligations hereunder any requirements of the Company’s articles of incorporation or organization, bylaws, and other governing documents (“Governing Documents”), any applicable law, rule or regulation, or any order, decree or agreement by which Company may be bound. State Street will make reasonable efforts to monitor changes in both statutory accounting practices, procedures and guidelines established by the National Association of Insurance Commissioners (“NAIC”) and U.S. generally accepted accounting principles that may be applicable to either Company’s or State Street’s responsibilities or procedures under this Agreement and will notify Company if, in State Street’s reasonable opinion, any modifications to either Company’s or State Street’s responsibilities or procedures under this Agreement may be necessary or appropriate as a result of such changes. Company will provide State Street with Proper Instructions if Company determines that its or State Street’s responsibilities or procedures require modification as a result of the changes communicated to Company by State Street. Company will also (i) notify State Street of any changes in statutes, regulations, rules, requirements or policies which are applicable to Company and which may impact State Street’s responsibilities or procedures under this Agreement and (ii) provide State Street with Proper Instructions if State Street’s responsibilities or procedures require modification as a result of such changes.

SECTION 2.5                     VALUATION OF ASSETS. State Street will value the Assets in accordance with Company’s Proper Instructions utilizing information sources designated by Company (“Data Sources”) on a Data Source and Methodology Authorization Matrix.

SECTION 2.6                     ADMINISTRATION SERVICES. State Street shall provide the services as listed on Exhibit B, subject to the authorization and direction of the Company and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and State Street (including the procedures, if any, established in the “Service Level Document” as defined in Section 2.7 of this Agreement). State Street shall perform such other services for the Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including State Street’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

SECTION 2.7                     PERFORMANCE GOALS.  State Street and the Company may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement in one or more “Service Level Documents”. The parties agree that such document (s) reflect performance goals and any failure to perform in accordance with the provisions thereof shall not in and of itself be considered a breach of contract that gives rise to contractual or other remedies. Unless otherwise agreed by the parties and as set forth below, a failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be handled in accordance with the escalation process set forth in the Service Level Document. Notwithstanding the foregoing, the parties hereby acknowledge that any party’s failure (or lack thereof) to meet the provisions of the Service Level Document(s), while not in and of itself be a breach of contract giving rise to contractual or other remedies, may factor into the Company’s reasonably determined belief regarding the standard of care exercised by State Street hereunder.

SECTION 3                               PROPER INSTRUCTIONS. “Proper Instructions,” which may also be standing instructions, shall mean instructions or advice received by State Street from Company, or a person or entity duly authorized by Company with respect to any matter arising in connection with the services to be performed by State Street under this Agreement. State Street shall not be liable, and shall be indemnified by the Company, for any action taken or omitted by it in good faith in reliance upon any such instruction or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company. Nothing in this section shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

SECTION 4                               STATE STREET’S STANDARD OF CARE; EXCULPATION.

4.1                               STANDARD OF CARE. In carrying out the provisions of this Agreement, State Street shall act in good faith and without negligence and shall be held to the exercise of reasonable care.

4.2                               RELIANCE ON PROPER INSTRUCTIONS. State Street shall be entitled conclusively to rely and act upon Proper Instructions until State Street has received notice of any change from the Company and has had a reasonable time to act thereon. State Street may act on a Proper Instruction if it reasonably believes that it contains sufficient information and may refrain from acting on any Proper Instructions until such time that it has determined, in its sole discretion, that is has received any required clarification or authentication of Proper Instructions. State Street may rely upon and shall be protected in acting upon any Proper Instruction or any other instruction, notice, request, consent, certificate or other instrument or paper believed by it in good faith to be genuine and to have been properly executed by or on behalf of the Company.

4.3                               OTHER RELIANCE. State Street is authorized and instructed to rely upon the information that State Street receives from the Company, Data Sources or any authorized third party on behalf of the Company. State Street shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any information supplied to it by or on behalf of the Company. State Street shall have no liability in respect of any loss, cost or expense incurred or sustained by the Company arising from the performance of State Street’s duties hereunder in reliance upon records that were maintained for the Company by any individual or organization, other than State Street, prior to State Street’s appointment as a service provider hereunder. State Street shall be entitled to rely on and may act upon advice of reputable outside counsel (who may be counsel for the Company) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to the advice in accordance with reasonable care.

4.4                               FORCE MAJEURE AND THIRD PARTY ACTIONS. State Street shall be without responsibility or liability to the Company for: (a) events or circumstances beyond the reasonable control of State Street, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any currency or securities market or system, computer viruses or communications disruptions that State Street could not have reasonably avoided natural disasters, acts of war, revolution, riots or terrorism or other similar force majeure events or acts; (b) errors by the Company or any duly authorized person in their Proper Instructions to State Street pursuant to this Agreement; (c) the failure of the Company or any duly authorized individual or organization to adhere to State Street’s reasonable operational policies and procedures that have been communicated to the Company; (d) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security, other financial asset, securities depository or book-entry system; and (e) the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.

4.5                               LIMITATION OF LIABILITY. State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless such loss or damage arises directly from the negligence or willful misconduct of State Street, its officers or employees. In any event State Street’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable by the Company hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated insurance company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to State Street’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of State Street for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2019 shall be the date of this Agreement through December 31, 2019, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2020 and terminating on December 31, 2020 shall be the date of this Agreement through December 31, 2019, calculated on an annualized basis.

4.6                               INDIRECT/SPECIAL/CONSEQUENTIAL DAMAGES. Notwithstanding any other provision set forth herein, in no event shall either party be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, lost profits) with respect to the services provided pursuant to this Agreement, regardless of whether either party has been advised of the possibility of such damages.

SECTION 5                               COMPENSATION AND INDEMNIFICATION OF STATE STREET.

SECTION. 5.1                  COMPENSATION. State Street shall be entitled to reasonable compensation for its services and expenses as agreed upon in writing from time to time between Company and State Street.

SECTION 5.2                     INDEMNIFICATION. The Company agrees to indemnify State Street and to hold State Street harmless from and against any loss, cost or expense sustained or incurred by State Street in acting or omitting to act under or in respect of this Agreement in good faith and without negligence, including, without limitation, State Street’s compliance with Proper Instructions. Each party shall use reasonable efforts to mitigate any losses, costs or expenses for which it claims indemnification under this Agreement.

SECTION 6                               EFFECTIVE PERIOD AND TERMINATION.

SECTION 6.1                     TERM. This Agreement shall remain in full force and effect for an initial term ending December 31, 2023 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by the Company or State Street by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing if termination is being sought by the Company and not sooner than 180 days if termination is being sought by State Street, provided, however, that the Company shall not amend or terminate this Agreement in contravention of any applicable federal or state regulations, or any provision of the Company’s governing documents.

SECTION 6.2                     TERMINATION. Either party may terminate this Agreement as to an Account: (a) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 60 days’ written notice being given by the non-breaching party of the breach, (b) in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, or (c) as to the Company and subject to Section 6.3 below, upon ninety (90) days’ written notice by the Company.

SECTION 6.3                     PAYMENTS OWING TO STATE STREET. Upon termination of this Agreement pursuant to Section 6.1 or 6.2 with respect to any Account, the Company shall pay to State Street any compensation then due and shall reimburse State Street for its other fees, expenses and charges. During the first two years of the Initial Term only, in the event of: (a) the Company’s termination of this Agreement with respect to the Company or an Account pursuant to sub-section (c) of Section 6.2 above or (b) a transaction not in the ordinary course of business pursuant to which State Street is not retained to continue providing services hereunder to the Company or an Account (or its respective successor), the Company shall pay to State Street any compensation due through such two-year period (based upon the average monthly compensation previously earned by State Street with respect to the Company or Account) and shall reimburse State Street for its other fees, expenses and charges. Upon receipt of such payment and reimbursement, State Street will deliver all accounts and records of the Company as set forth in Section 6.6.

SECTION 6.4                     EXCLUSIONS. No payment will be required pursuant to clause (b) of Section 6.3 in the event of any transaction consisting of (a) the liquidation or dissolution of an Account and distribution of such Account’s assets as a result of the Company’s determination in its reasonable business judgment that the Account is no longer viable, (b) a merger of the Company or an Account into, or the consolidation of the Company or an Account with, another entity, or (c) the sale by the Company of all or substantially all of its assets to another entity and, in the case of a transaction referred to in the foregoing clause (b) or (c) State Street is retained to continue providing services to the Company or Account on substantially the same terms as this Agreement.

SECTION 6.5                     EFFECT OF TERMINATION. Termination of this Agreement with respect to any one particular Account shall in no way affect the rights and duties under this Agreement with respect to any other Account. The provisions of Sections 4 and 5 of this Agreement shall survive termination of this Agreement.

SECTION 6.6                     DELIVERY OF RECORDS. Upon termination of this Agreement and receipt of Proper Instructions, State Street will, deliver all accounts and records of Company to a successor investment accounting agent, or, if none, to Company, at State Street’s office.

SECTION 6.7                     REMAINING PROPERTY. Except as otherwise provided in and subject to Section 2.2, if any accounts, records or other properties remain in the possession of State Street after the termination of this Agreement for any reason other than State Street’s failure to deliver the same, State Street is entitled to fair compensation for storage thereof, and shall be entitled to destroy the same if not removed by Company within sixty (60) days after termination of this Agreement unless otherwise agreed in writing by the parties.

SECTION 7                               AUDITS AND REGULATORY EXAMINATIONS.

During the term of the Agreement, State Street shall provide to the Company and to its internal and external auditors, inspectors, regulators and other authorized representatives of the Company access to the investment accounting books and records and locations where it performs services for the purpose of conducting financial, operational, or regulatory audits. Such audits shall be conducted at the Company’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during State Street’s regular business hours and upon advance notice to State Street and, except as otherwise agreed to by the parties or for regulatory audits, no more frequently than once a year. Audits will be conducted with representatives of State Street present at all times. The Company’s representatives will comply with all standard safety, confidentiality and security procedures of State Street. In connection with such audits, the Company’s representatives shall not attempt to access, nor will they review, the records of any other clients of State Street and the Company shall conduct the visit/inspection in a manner that will not interfere with State Street’s normal and customary conduct of its business activities, including the provision of services to the Company and to other clients. State Street shall have the right to immediately require the removal of any Company representatives from its premises in the event that their actions, in the reasonable opinion of State Street, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of State Street. State Street may require any persons seeking access to its facilities to provide reasonable evidence of their authority. State Street may also reasonably require any of the Company’s external auditors, inspectors, regulators and other authorized representatives to execute a confidentiality agreement before granting such individuals access to its facilities, and the Company agrees that it will direct its employees and affiliates to comply with the confidentiality obligations set forth in the Agreement before it requests access to State Street facilities. Nothing contained herein shall obligate State Street to provide access to or otherwise disclose: (i) any information that is unrelated to State Street or the Company and the provision of the services under the Agreement; (ii) any information that is treated as confidential under State Street’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions; (iii) any other documents, reports or other information that State Street is obligated to maintain in confidence by contract, by its regulators or otherwise as a matter of law, legal privilege or regulation; or (iv) access to the extent that such access would, in State Street’s reasonable opinion, compromise the security of its technology systems or the confidentiality of its customers.

SECTION 8                             GENERAL.

SECTION 8.1                     GOVERNING LAW. This Agreement shall be governed by and construed in accordance with laws of the State of New York, without giving effect to any conflict of laws rules.

SECTION 8.2                     PRIOR AGREEMENTS; AMENDMENTS. This Agreement supersedes all prior agreements between Company and State Street relating to the recordkeeping of the Assets. This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

SECTION 8.3                     ASSIGNMENT; DELEGATION. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. However, without the consent of the Company, State Street may assign this Agreement to an affiliate, or to a successor of all or a substantial portion of its business. Notwithstanding the foregoing, State Street may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of State Street, as State Street may deem desirable to assist it in performing certain of its obligations under this Agreement without the consent of the Company; provided,  however, that the compensation of such person or persons shall be paid by State Street and that State Street shall be as fully responsible to the Company for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

SECTION 8.4                     INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, State Street and Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 8.5                     ADDITIONAL ACCOUNTS. In the event that Company desires to have State Street render investment accounting and recordkeeping services for additional accounts under the terms hereof, it shall so notify State Street in writing, and upon written acceptance by State Street to provide such services, which acceptance shall not be unreasonably withheld, each such account shall become an Account hereunder. Except to the extent that Company’s general account may be subject to liability arising from or relating to any other Account, under no circumstances will the rights, obligations or remedies with respect to a particular Account constitute a right, obligation or remedy applicable to any other Account.

SECTION 8.6                     COMPANY REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants that (a) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (b) it has the requisite power and authority under applicable law and its Governing Documents to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) this Agreement constitutes its legal, valid, binding and enforceable agreement; and (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it.

SECTION 8.7                     STATE STREET REPRESENTATIONS AND WARRANTIES. State Street hereby represents and warrants that (a) it is a trust company, duly organized and validly existing under the laws of the Commonwealth of Massachusetts; (b) it has the requisite power and authority to carry on its business in the Commonwealth of Massachusetts; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) no legal or administrative proceedings have been instituted or threatened which would materially impair State Street’s ability to perform its duties and obligations under this Agreement; and (e) its entering into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.

SECTION 8.8                     REMOTE ACCESS SERVICES ADDENDUM. State Street and Company agree to be bound by the terms of the Remote Access Services Addendum hereto.

SECTION 8.9                     NOTICES. Any notice, instruction or other communication required to be given hereunder will, unless otherwise provided in this Agreement, be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To Company:

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1300 S. Clinton Street

Fort Wayne, IN 46802

Attention: Bill Flory

Telephone: (260) 455-2330

To State Street:

STATE STREET BANK AND TRUST COMPANY

801 Pennsylvania Avenue

Kansas City, MO 64105

Attention: Vice President, Insurance Services

Telephone: 816-871-4100

Telecopy: 816-871-9675

SECTION 8.10              COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

SECTION 8.11              SEVERABILITY; NO WAIVER. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on any occasion or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any the term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

SECTION 8.12.           CONFIDENTIALITY. All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential (“Confidential Information”)l. Subject to Section 8.13 below, all Confidential Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement, or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. The undertakings and obligations contained in this section shall survive the termination or expiration of this Agreement for a period of five (5) years.

SECTION 8.13.           USE OF DATA.

(i)                                     In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street (which term for purposes of this Section 8.13 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Company and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Company and State Street or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(ii)                                  Except as expressly contemplated by this Agreement, nothing in this Section 8.13 shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and applicable law. State Street shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this section 8.13 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

SECTION 8.14              REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 8.15              DATA PRIVACY. State Street will implement and maintain a written information security program that contains appropriate security measures to safeguard the Confidential Information of the Company and personal information of the Company’s policyholders, employees, directors and/or officers that State Street receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. The term, “personal information”, as used in this Section, means (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of any of the foregoing that would allow a person to log onto or access an individual’s account. The term does not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

SECTION 8.16              INSURANCE. State Street will maintain, at all times during the term of this Agreement, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by State Street hereunder that is reasonable in light of standard industry practice. State Street agrees to provide to the Company with certificates of its applicable insurance coverage, and shall provide an update at the Company’s written request, but no more frequently than annually.

SECTION 8.17              DISASTER RECOVERY/BUSINESS CONTINUITY. State Street shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, government action, communication disruption or other impossibility of performance beyond State Street’s reasonable control. State Street shall enter into and shall maintain if effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Company and (ii) emergency use of electronic data processing equipment as necessary to provide services under this Agreement. Upon reasonable request, State Street shall discuss with the Company any business continuity/disaster recovery plan of State Street and/or provide a high-level presentation summarizing such plan.

SECTION 8.18              REPORTS. Upon the reasonable request of Company, State Street shall provide Company with a copy of the Service Operational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16), which currently consist of the Global Fund Accounting and Custody SOC1 report and the Information Technology General Controls SOC1 report. State Street shall use commercially reasonable efforts to provide Company with such reports as Company may reasonably request or otherwise reasonable require to fulfill its applicable legal and regulatory requirements.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

THE LINCOLN NATIONAL LIFE INSURANCE		STATE STREET BANK AND TRUST COMPANY
COMPANY

By:	/s/ William P. Flory, Jr.	By:	/s/ Andrew Erickson
Name:	William P. Flory, Jr.	Name:	Andrew Erickson
Title:	Vice President	Title:	Executive Vice President

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

By:	/s/ William P. Flory, Jr.
Name:	William P. Flory, Jr.
Title:	Vice President

SCHEDULE A
LIST OF SEPARATE ACCOUNTS

Separate Account Name	Type
Lincoln National Separate Account Fund 3	Non-Managed
Lincoln National Life Insurance Company Separate Account 1C	Non-Managed
Lincoln National Life Insurance Company Separate Account 1E	Non-Managed
Lincoln National Life Insurance Company Separate Account 1X	Non-Managed
The Lincoln National Life Insurance Company Separate Account L1	Non-Managed
The Lincoln National Life Insurance Company Separate Account L2	Non-Managed
The Lincoln National Life Insurance Company Separate Account L3	Non-Managed
The Lincoln National Life Insurance Company Separate Account L4	Non-Managed
The Lincoln National Life Insurance Company Separate Account L5	Non-Managed
The Lincoln National Life Insurance Company Separate Account L6	Non-Managed
The Lincoln National Life Insurance Company Separate Account L7	Non-Managed
The Lincoln National Life Insurance Company Separate Account L8	Non-Managed
The Lincoln National Life Insurance Company Separate Account L9	Non-Managed
Lincoln National Pension Insurance Company Separate Account 11	Non-Managed
Lincoln National Pension Insurance Company Separate Account 12	Non-Managed
Lincoln National Pension Insurance Company Separate Account 14	Non-Managed
The Lincoln National Life Insurance Company Separate Account 17	Non-Managed
The Lincoln National Life Insurance Company Separate Account 19	Non-Managed
The Lincoln National Life Insurance Company Separate Account 20	Non-Managed
The Lincoln National Life Insurance Company Separate Account 21	Non-Managed
The Lincoln National Life Insurance Company Separate Account 22	Non-Managed
Lincoln National Pension Insurance Company Separate Account 23	Non-Managed
Lincoln National Pension Insurance Company Separate Account 24	Non-Managed
The Lincoln National Life Insurance Company Separate Account 27	Non-Managed
The Lincoln National Life Insurance Company Separate Account 28	Non-Managed
The Lincoln National Life Insurance Company Separate Account 30	Non-Managed
The Lincoln National Life Insurance Company Separate Account 32	Non-Managed
The Lincoln National Life Insurance Company Separate Account 33	Non-Managed
The Lincoln National Life Insurance Company Separate Account 34	Non-Managed
The Lincoln National Life Insurance Company Separate Account 35	Non-Managed
The Lincoln National Life Insurance Company Separate Account 36	Non-Managed
The Lincoln National Life Insurance Company Separate Account 39	Non-Managed
The Lincoln National Life Insurance Company Separate Account 46	Non-Managed
The Lincoln National Life Insurance Company Separate Account 48	Non-Managed
The Lincoln National Life Insurance Company Separate Account 49	Non-Managed
The Lincoln National Variable Annuity Account No. 51	Non-Managed
The Lincoln National Life Insurance Company Separate Account 52	Non-Managed
The Lincoln National Life Insurance Company Separate Account 54	Non-Managed

The Lincoln National Life Insurance Company Separate Account 55	Non-Managed
The Lincoln National Life Insurance Company Separate Account 56	Non-Managed
The Lincoln National Life Insurance Company Separate Account 57	Non-Managed
The Lincoln National Life Insurance Company Separate Account 58	Non-Managed
The Lincoln National Life Insurance Company Separate Account 59	Non-Managed
The Lincoln National Life Insurance Company Separate Account 61	Non-Managed
The Lincoln National Life Insurance Company Separate Account 62	Non-Managed
The Lincoln National Life Insurance Company Separate Account 63	Non-Managed
The Lincoln National Life Insurance Company Separate Account 64	Non-Managed
The Lincoln National Life Insurance Company Separate Account 65	Non-Managed
The Lincoln National Life Insurance Company Separate Account 67	Non-Managed
The Lincoln National Life Insurance Company Separate Account 76	Non-Managed
The Lincoln National Life Insurance Company Separate Account 77	Non-Managed
The Lincoln National Life Insurance Company Separate Account 81	Non-Managed
The Lincoln National Life Insurance Company Separate Account 83	Non-Managed
The Lincoln National Life Insurance Company Separate Account 92	Non-Managed
The Lincoln National Life Insurance Company Separate Account 93	Non-Managed
The Lincoln National Life Insurance Company Separate Account 94	Non-Managed
The Lincoln National Life Insurance Company Separate Account 95	Non-Managed
The Lincoln National Life Insurance Company Separate Account 96	Non-Managed
The Lincoln National Life Insurance Company Separate Account 97	Non-Managed
LNY Separate Account 401 for Group Annuities	Non-Managed
Lincoln Life Separate Account 4k	Non-Managed
The Lincoln National Life Insurance Company Separate Account LA	Non-Managed
The Lincoln National Life Insurance Company Separate Account LB	Non-Managed
The Lincoln National Life Insurance Company Separate Account LC	Non-Managed
The Lincoln National Life Insurance Company Separate Account LE	Non-Managed
The Lincoln National Life Insurance Company Separate Account LL	Non-Managed
The Lincoln National Life Insurance Company Separate Account LM	Non-Managed
Lincoln Life Flexible Premium Variable Life Account BL1	Managed
Lincoln Life Flexible Premium Variable Life Account BL2	Managed
Lincoln Life Flexible Premium Variable Life Account BL3	Managed
Lincoln Life Flexible Premium Variable Life Account BL4	Managed
Lincoln Life Flexible Premium Variable Life Account BLM	Non-Managed
Lincoln Life Flexible Premium Variable Life Account Z	Non-Managed
Lincoln Life & Annuity Flexible Premium Variable Life Account Z	Non-Managed
Lincoln Life & Annuity Variable Annuity Account AB	Non-Managed
The Lincoln National Life Insurance Company Separate Account V1	Non-Managed
The Lincoln National Life Insurance Company Separate Account V2	Non-Managed
The Lincoln National Life Insurance Company Separate Account V3	Non-Managed
The Lincoln National Life Insurance Company Separate Account V4	Non-Managed
The Lincoln National Life Insurance Company Separate Account V5	Non-Managed
The Lincoln National Life Insurance Company Separate Account E9	Non-Managed

13

The Lincoln National Life Insurance Company Separate Account DY	Non-Managed
The Lincoln National Life Insurance Company Separate Account DZ	Non-Managed
The Lincoln National Life Insurance Company Separate Account EF	Non-Managed
The Lincoln National Life Insurance Company Separate Account EG	Non-Managed
The Lincoln National Life Insurance Company Separate Account F9	Non-Managed
The Lincoln National Life Insurance Company Separate Account 84	Non-Managed
The Lincoln National Life Insurance Company Separate Account 86	Non-Managed
The Lincoln National Life Insurance Company Separate Account 87	Non-Managed
Stadion Managed Balanced Account (SATB)	Managed
Stadion Managed Conservative Account (SATC)	Managed
Stadion Managed Growth Account (SATG)	Managed
Stadion Managed Moderate Account (SATM)	Managed
Stadion Managed Preservation Account (SATP)	Managed
Stadion Managed Tactical Account (SATT)	Managed
Stadion Managed Balanced Account - New York (SATB)	Managed
Stadion Managed Conservative Account - New York (SATC)	Managed
Stadion Managed Growth Account - New York (SATG)	Managed
Stadion Managed Moderate Account - New York (SATM)	Managed
Stadion Managed Preservation Account - New York (SATP)	Managed
Stadion Managed Tactical Account - New York (SATT)	Managed
Lincoln Life & Annuity Variable Annuity Account H	Registered
CG Variable Annuity Separate Account II	Registered
CG Variable Life Insurance Separate Account I	Registered
CG Variable Life Insurance Separate Account II	Registered
CIGNA Variable Annuity Separate Account I	Registered
Lincoln Life Flexible Premium Variable Life Account D	Registered
Lincoln Life & Annuity Flexible Premium Variable Life Account M	Registered
LLANY Separate Account R for Flexible Premium Variable Life Insurance	Registered
LLANY Separate Account S For Flexible Premium Variable Life Insurance	Registered
Lincoln Life & Annuity Flexible Premium Variable Life Account Y	Registered
Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B	Registered
Lincoln Life & Annuity Variable Annuity Account L	Registered
Lincoln New York Account N for Variable Annuities	Registered
Lincoln Life Flexible Premium Variable Life Account F	Registered
Lincoln Life Flexible Premium Variable Life Account G	Registered
Lincoln Life Flexible Premium Variable Life Account J	Registered
Lincoln Life Flexible Premium Variable Life Account JF-A	Registered
Lincoln Life Flexible Premium Variable Life Account JF-C	Registered
Lincoln Life Flexible Premium Variable Life Account K	Registered
Lincoln Life Flexible Premium Variable Life Account M	Registered
Lincoln Life Flexible Premium Variable Life Account R	Registered
Lincoln Life Flexible Premium Variable Life Account S	Registered

14

Lincoln Life Flexible Premium Variable Life Account Y	Registered
Lincoln Life Variable Annuity Account JF-I	Registered
Lincoln Life Variable Annuity Account JF-II	Registered
Lincoln Life Variable Annuity Account JL-A	Registered
Lincoln Life Variable Annuity Account N	Registered
Lincoln Life Variable Annuity Account Q	Registered
Lincoln Life Variable Annuity Account T	Registered
Lincoln Life Variable Annuity Account W	Registered
Lincoln National Variable Annuity Fund A	Registered
Lincoln National Variable Annuity Account C	Registered
Lincoln National Variable Annuity Account E	Registered
Lincoln National Variable Annuity Account H	Registered
Lincoln National Variable Annuity Account L	Registered
VA-1 Separate Account of First UNUM Life Insurance Company	Registered
VA-1 Separate Account of UNUM Life Insurance Company of America	Registered
Variable Life Account B of Voya Retirement Insurance & Annuity Company	Registered

15

EXHIBIT A
INVESTMENT ACCOUNTING AND RECORDKEEPING FUNCTIONS
MANAGED AND NON-MANAGED SEPARATE ACCOUNTS

I.             Daily Procedures

A.                                         Maintain investment portfolios based on the portfolio structure determined by Company as part of the initial system structuring process. Perform accounting based on accounting elections for each accounting basis as identified by Company and based on the activity of the items described below.

B.                                         For managed separate accounts, reconcile the custodial bank account(s) with activity recorded in the accounting system and resolve any identified exceptions in a timely manner. Initiate inquiries with the custodian bank, paying agent and/or the investment sub-advisers/adviser when necessary.

C.                                         Review the daily net contribution/withdrawal information provided by the Company for completeness. Reconcile the ending balance of units outstanding between the accounting system and the balances provided by the Company. Resolve reconciling items in an expedient manner.

D.                                         Record investment transactions (including purchases, sales and transfers of assets) provided by the Company for non-managed separate accounts and the investment sub-advisers for the managed separate accounts. Reconcile the transaction activity to trade control sheet(s)/files received from the investment adviser. State Street will obtain descriptive data for newly acquired securities from standard commercial services as needed and will use that data to record and/or review the security master file information.

E.                                          Record the appropriate accounting impact of corporate action activity on the securities, using information received from the custodial bank and the investment sub-advisers (for managed separate accounts). Work directly with investment sub-advisers to resolve differences between information received from the custodial bank and corporate action activity information readily available from standard commercial services.

F.                                           If applicable for the managed separate accounts, load derivatives prices into the accounting system and reconcile derivatives positions to the positions reported by brokers. Calculate the variation margin on futures contracts and reconcile variation margin to the variation margin reported by brokers. State Street will work with brokers and managed separate account sub-advisers to resolve any differences.

G.                                         For managed separate accounts, perform market valuation of the Accounts using the Data Sources identified by the Company. State Street will inform the investment sub-advisers and the Company if a security price is not available from the selected Data Sources. State Street will request valuation recommendations from the investment sub-advisers and provide such recommendations to the

Company. The Company will instruct State Street which price to use for the market valuation. Results of valuation activities will be provided to Company.

H.                                   For non-managed separate accounts, obtain the daily NAV per share and dividend information on the ex-dividend date, when applicable, for the Funds from the transfer agent(s) and/or other source(s) approved by the Company and perform valuation of the portfolios. Record results of dividend activity, when applicable.

I.                                             Compute the daily unit values based upon the methodology(s) directed by Company.

J.                                             Deliver the daily unit values to Company in the manner and time frame instructed by Company. For non-managed separate accounts, the calculation of unit values is contingent upon receiving mutual fund NAVs per share and dividend information from authorized sources.

K.                                    Perform the appropriate accounting activities with respect to daily accrual of expenses. Review expense activity for reasonableness and completeness. Provide the Company with daily expense accruals in the manner and time frame instructed by the Company.

L.                                     Deliver agreed-upon accounting information to Company’s general ledger system on a daily basis in the format prescribed by Company. Reconcile balances in the general ledger to the information maintained on the accounting system.

II.            MONTHLY PROCEDURES

A.                                    For managed separate accounts, reconcile asset listing received from custodial bank to the accounting records maintained on the accounting system subsequent to receipt of data from the custodial bank and resolve any identified exceptions. Initiate inquiries with the custodian bank, paying agent, and/or investment sub-advisors when necessary.

B.                                    Prepare monthly reporting package for Company and outside investment adviser(s). Information will include:

•                                               Standard reports, as identified by Company. The standard reports will include book value and market value information.

•                                               Standard reporting information as requested by Company.

III.          Periodic Procedures/Services

A.                                    Prepare all regulatory reports that are required by National Association of Insurance Commissioners (“NAIC”) rules and guidelines as they pertain to the investment accounting and reporting requirements and for which the detailed information is maintained on the accounting system on a quarterly and annual basis, if appropriate. This includes the Schedule D, Schedule DA, Schedule DB,

Schedule E Part 2, and the securities components for Asset Valuation Reserve and Interest Maintenance Reserve on a quarterly and annual basis, if appropriate. This information will be provided in hard copy and electronic format (compatible with the annual statement reporting software utilized by Company). If instructed by Company, State Street will value accounts using the market prices published by the Securities Valuation Office (“SVO”) of the NAIC for the quarterly valuations when this valuation is required in addition to the standard monthly market valuation.

B.                                    Provide standard schedules to Company supporting the investment records on an “as needed” basis. Work with Company to review business needs and to determine if any existing standard reports will satisfy the requirements. Work with Company to design and develop ad hoc reports as necessary. The costs for designing and developing such ad hoc reports will be assessed on an individual basis.

EXHIBIT B
LIST OF ADMINISTRATION SERVICES

I.                     Administration Treasury Services as described in Exhibit B1 attached hereto;

II.                    Reserved;

III.                  Reserved;

IV.                  Reserved; and

V.                    Reserved.

Exhibit B1
Administration Treasury Services

a.                                      Provide periodic testing of the Company with respect to compliance with the investment policy statement for the Company and other documents as may be mutually agreed upon.

Remote Access Services Addendum

ADDENDUM to that certain Investment Accounting and Administration Agreement dated as of January 1, 2019 (the “Agreement”) among The Lincoln National Life Insurance Company and Lincoln Life & Annuity Company of New York (together, the “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and/or utilizes proprietary or third-party accounting and other systems in conjunction with the services that State Street provides to the Customer. In this regard, State Street maintains certain information in databases under its ownership and/or control that it makes available to its customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third-party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third-party vendors for use of the System and access to the Remote Access Services. The Customer is responsible for any use and/or misuse of the System and Remote Access Services by its Authorized Designees. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by the Customer or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties. The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third-party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third-party vendors (the “Proprietary Information”). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third-party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way; enhance, copy or otherwise create derivative works based upon the System; nor will the Customer or Customer’s Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third-party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third-party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and the Customer and its Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third-party vendors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD-PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at its option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by the Customer under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding, cooperates with State Street in the defense of such claim or proceeding and allows State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for the Customer the right to continue using the State Street proprietary system (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to the Customer for the matters described in this section.

Termination

Either party to the Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to the Customer. The Customer’s use of any third-party System is contingent upon its compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third-party System. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes the entire understanding of the parties to the Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

By its execution of the Agreement, the Customer: (a) confirms to State Street that it informs all Authorized Designees of the terms of this Addendum; (b) accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum; and (c) indemnifies and holds State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities arising from any failure of the Customer or any of its Authorized Designees to abide by the terms of this Addendum.

DATA SOURCE AND METHODOLOGY AUTHORIZATION MATRIX Valuation: Insurance

Instructions: Please indicate the primary and secondary source to be used by State Street in calculating the market value of investments for each legal entity in the client relationship identified below. If the security type is not held, please indicate N/A. NOTE: If an investment manager is a pricing source, please specify explicitly. Prices are made available based upon receipt of information from the designated sources. If the Client has more than one account or portfolio, each will be priced in accordance with the instructions given below unless otherwise indicated. In the absence of an instruction to the contrary, State Street shall be entitled to rely on the instructions contained in this Price Source and Methodology Authorization Matrix for each additional legal entity within the client relationship to which State Street provides pricing services from time to time.

Security Type	Primary Source	Secondary Source	Pricing Logic	Pricing Default Logic	Frequency
EQUITIES
U. S. Listed Equities (NYSE, AMEX)
U.S. OTC Equities (Nasdaq)
Foreign Equities
Listed ADR’s
FIXED INCOME
Municipal Bonds
US Bonds (Treasuries, MBS, CMO, ABS, Corporates)
Eurobonds/Foreign Bonds
Non 144A Private Placements
OTHER ASSETS
Options
Futures
Non – Listed ADR’s
Bond ETF’s (systematic valuation or fair value)			Systematic valuation or fair value
EXCHANGE RATES

PREPAYMENT SPEED ASSUMPTIONS

ASSET BACKED SECURITIES FACTORS
Includes MBS, CMOs and other ABS

STATUTORY FAIR VALUE SOURCE
	SVO	Same as primary and secondary sources listed on this table

CLIENT RELATIONSHIP:	*see page 2	STATE STREET BANK AND TRUST COMPANY
Legal Entity (if more than one, please list on page 2)		ACCEPTED:	Vice President

AUTHORIZED BY:	Authorized Officer	EFFECTIVE DATE: / / (supersedes prior matrices)

Information Classification: Limited Access

DATA SOURCE AND METHODOLOGY AUTHORIZATION MATRIX Non-Daily Valuation: Insurance

LIST OF LEGAL ENTITIES IN THE CLIENT RELATIONSHIP

LEGAL ENTITY	NAME OF AUTHORIZED SIGNER IF DIFFERENT THAN PAGE 1	SIGNATURE OF AUTHORIZED SIGNER IF DIFFERENT THAN PAGE 1
The Lincoln National Life Insurance Company
Lincoln Life & Annuity Company of New York

Explanation of Fields

Client:

Indicate the legal entity name of the Client. If there are multiple legal entities for one client relationship, please list each Legal Entity on p. 2. If a single legal entity encompasses multiple portfolios/accounts/series, any of which are to be priced differently, please so indicate.

Primary Source:	Indicate the primary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.

Secondary Source:	Indicate the secondary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.

Pricing Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated Mean, Last Sale, amortized cost, etc.

Pricing Default Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated Mean, Last Sale, amortized cost, etc. in the instance where the preferred price type is not available.

Authorized By:

Provide the signature of the person authorizing the completion of the Price Source Authorization. If multiple legal entities are listed on p. 2, please provide the signature of an authorized person in each case, if necessary.

Date:	Indicate the date the Price Source Authorization was completed.